Exceptional Core Financial Results Continue Pre-tax, pre-provision adjusted ("PTPP") earnings, excluding PPP interest and fee income, increased 10.4%, from the first quarter, and a whopping 53.8% from the second quarter of last year. The improvement in profitability was driven by an increase in top line revenue, which grew 6.3% from the first quarter and 21.9% from the second quarter of last year. With revenue growth outpacing operating expense growth, the Company generated positive operating leverage and increased PTPP return on average assets to 1.57% compared to 1.46% in the first quarter and 1.15% in the second quarter of last year. 1. Defined as publicly-traded banks with total assets between $1 billion and $5 billion Our strong asset quality trend continued, highlighted by the team's ability to proactively work through challenging loans to achieve positive outcomes for the bank, its clients, and its shareholders. We recorded a provision benefit of $3.7 million in the second quarter of 2022, compared to provision benefits of $855,000 in the first quarter of 2022 and $958,000 in the second quarter of 2021. Non-performing assets also improved to 0.21% of total assets, down from 0.40% of total assets in the prior-year period. Net interest income grew to a record $23.7 million, increasing 10.4% from the linked quarter and 9.3%, from the prior-year quarter. This net interest expansion resulted from strong loan growth coupled with rising rates on variable rate loans and low deposit betas on in-market deposits following the Federal Open Market Committee's decision to raise the target Fed Funds rate by 150 basis points in the first six months of 2022. Excluding PPP loans, total loans grew 8.7% annualized during the second quarter of 2022 and 12.8% compared to the second quarter of last year as previous investments in both conventional and specialized lending continue to generate positive results. We generated strong year-over-year growth in conventional lending bolstered by Asset-Based Lending and Equipment Finance to drive total loan growth of more than $250 million. CEO REPORT – SECOND QUARTER 2022 DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK: The second quarter demonstrated the value of executing our strategic plan through our team's ability to drive strong results across our business. Consistent double-digit annual growth in loans, deposits, and assets under management in Private Wealth over the past several years propelled us to record total revenue, up 22% from the second quarter of 2021 excluding the impact of the Paycheck Protection Program ("PPP"). This sustained growth, combined with our exceptional commitment to asset quality, resulted in record quarterly earnings of $11.0 million, up 26% from the first quarter and up 33% from the second quarter of last year.

Given our solid pipeline and the consistent focused efforts of our team, we remain confident in our ability to deliver double- digit annual loan growth in 2022 and beyond. These efforts are translating into core earnings growth and improved returns. Our diversified fee income streams complement our net interest income strength as non-interest income comprised 24% of total revenue through the first half of the year, near our target of 25%, even as we saw recent market volatility impact Private Wealth income. We believe our strategic initiatives, from the expansion of our higher-yielding Specialized Lending business lines to our pursuit of greater commercial market share outside of our Madison, WI market, will enable us to continue to drive positive operating leverage, even as we respond to inflation and wage pressures. 1. Excluding PPP loans. Loan growth (YOY) graph compares Q2 2022 to Q2 2021. Focus on Credit Quality The current economic environment is characterized by increased uncertainty. Lingering challenges within the global supply chain, tight labor markets, and increasing inflationary pressures, create a macroeconomic environment that has more potential headwinds to growth than we have seen in a long time. It is during these ups and downs of the business cycle when the consistency in our underwriting practices in the good times limits potential problems and credit losses during the possible bad times. This approach was clearly evident with our continued strong credit trends during the second quarter. We recorded a significant increase in provision benefit of $3.7 million in the second quarter of 2022, demonstrating the focus and tenacity of our team. The provision benefit was primarily due to the $4.2 million principal recovery on a legacy SBA relationship that originated in 2016 and was fully charged off in December 2020, partially offset by a $527,000 increase in general reserve due to loan growth. Consistency in our approach to underwriting also provides an advantage during more difficult economic periods, as it allows us to stay on offense when it comes to growing our business. During times when many other banks are pulling back, we can continue to take market share and grow even when the economy might be contracting. Control the Controllable We often talk internally about controlling the things we can control, especially in chaotic and challenging times like the pandemic and great financial crisis. There will inevitably be disruption and events we cannot control, particularly around provision and credit. We believe a consistent focus on improving what we can control, particularly during periods of economic uncertainty, positions the Bank for even stronger fundamental performance moving forward.

Our consistent, opportunistic investment in talent and client-focused approach to sales and marketing is a prime example of this. Representing a combined team effort between the people who work to grow our revenues and those who service our clients, both internal and external, has resulted in satisfied and loyal clients, demonstrating the value of client retention to our business during all economic cycles. With consistently high client satisfaction ratings, we are able to maintain and cultivate those relationships, allowing us to create an annuity stream for our business that we will continue building upon. The results of these efforts are demonstrated in our most recent Net Promoter Score of 77, which increased from 65 in 2019 before the pandemic.


44
Other Investment Firms*
77
First Business Bank**
30
Other Banks*

*NPS benchmarks reported in "The State of B2B Account Experience: B2B NPS & CX Benchmarking Report," CustomerGauge, 2021.
**First Business Bank Annual Client Survey conducted by Dr. Moses Altsech, May/ June 2022.
Note: Net promoter score assesses likelihood to recommend on an 11-point scale, where detractors (scores 0-6) are subtracted from promoters (scores 9-10), while passives (scores 7-8) are not considered. The score ranges from -100 to +100.

Focused on Shareholder Value

As we consider the beneficial impact of consistency on our business results, we focus our efforts on being an entrepreneurial banking partner that drives success for our clients, investors, employees, and communities, resulting in long-term shareholder value creation. A key part of that value creation is returning cash to our shareholders in the form of dividends and share repurchases. The 15-year compound annual growth rate of our dividend is 8%. With our strengthened capital position, we announced a $5 million share repurchase authorization in the first quarter, and through the first six months of 2022, we repurchased a total of 30,600 shares for approximately $1.0 million at an average cost of $33.28 per share.

Our focus on driving shareholder value is also evident in the growth of tangible book value per share at a time of market volatility when many banks are seeing decreases in book value due to the market value of securities. Our demonstrated earnings power and diligent credit management more than offset the interest-rate-driven market value decline in the investment portfolio, providing a 9% annualized increase in tangible book value per share compared to the first quarter as well as a 10% increase compared to the second quarter of 2021, well above the peer group[1] median that saw an annualized decrease of 13% from the first quarter, and a 5% decrease from the second quarter of 2021. We have generated consistent growth in tangible book value per share even during recessionary periods, and since 2012, we have more than doubled it from $12.71 to $26.63 at the end of the second quarter.


Tangible Book Value and Dividend Growth
$28
$26
$24
$22
$20
$18
$16
$14
$12
$10
$8
$6
'06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 YTD 22
Tangible Book Value/Share
Dividends/Share

As we look ahead, we remain optimistic despite the near-term economic uncertainties surrounding inflation, rising rates, and volatile markets. Navigating these sorts of conditions amplifies the importance of consistency and focus within our operations to achieve our long-term strategic priorities, which include deposit growth to provide the critical raw material that will fund our Commercial and Specialty Finance lending activities. With the hard work of our best-in-class team, we are confident in our ability to produce double-digit annual revenue growth and ongoing success over the long term. On behalf of our employees and board, I sincerely thank you for your continued interest in and support of First Business Bank and look forward to updating you on our continued progress following the third quarter. This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements. 1. Defined as publicly-traded banks with total assets between $1 billion and $5 billion Corey Chambas, President & CEO First Business Financial Services, Inc. parent company of First Business Bank

Financial Highlights

(Unaudited)

	As of and for the Three Months Ended			As of and for the Six Months Ended		
Income Statement Data	**6/30/22**	**6/30/21**	**% Change**	**6/30/22**	**6/30/21**	**% Change**
(Dollars in Thousands)						
Net interest income	$ 23,660	$ 21,652	9.3 %	$ 45,087	$ 42,515	6.0 %
Adjusted non-interest income[1]	6,872	6,292	9.2 %	14,258	13,487	5.7 %
Total operating revenue	30,532	27,944	9.3 %	59,345	56,002	6.0 %
Total operating expense[2]	19,685	17,932	9.8 %	38,573	35,383	9.0 %
Pre-tax, pre-provision adjusted earnings[3]	10,847	10,012	8.3 %	20,772	20,619	0.7 %
Provision for loan and lease losses	(3,727)	(958)	*	(4,582)	(3,026)	51.4
Net loss (gain) on foreclosed properties	8	(1)	*	20	1	*
Amortization of other intangible assets	—	8	*	—	15	*
SBA recourse provision	114	245	(53.5)%	38	115	(67.0)%
Impairment recovery on tax credit investments	(351)	—	*	(351)	—	*
Net gain on sale of securities	—	(29)	*	—	(29)	*
Income before income tax expense	14,803	10,747	37.7 %	25,647	23,543	8.9 %
Income tax expense	3,599	2,512	43.3 %	5,771	5,577	3.5 %
Net income	$ 11,204	$ 8,235	36.1 %	$ 19,876	$ 17,966	10.6 %
Preferred stock dividends	246	—	*	246	—	*
Net income available to common shareholders	10,958	8,235	33.1 %	19,630	17,966	9.3 %
Efficiency ratio[4]	64.47 %	64.17 %		65.00 %	63.18 %	
Common Per Share Data						
Diluted earnings	$ 1.29	$ 0.95	35.8 %	$ 2.31	$ 2.08	11.1 %
Dividends declared	0.1975	0.18	9.7 %	0.395	0.36	9.7 %
Tangible book value[5]	26.63	24.28	9.7 %	26.63	24.28	9.7 %

	As of		
Balance Sheet Data	**6/30/22**	**6/30/21**	**% Change**
(Dollars in Millions)			
Total loans and leases receivable	$ 2,290	$ 2,144	6.8 %
Total assets	2,777	2,866	(3.1)%
In-market deposits[6]	1,857	2,016	(7.9)%
Stockholders' equity	250	221	13.1 %

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net gain on sale of securities.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss (gain) on foreclosed properties, amortization of other intangible assets, SBA recourse provision, and other discrete items, if any.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss (gain) on foreclosed properties, amortization of other intangible assets, SBA recourse provision, and net gain on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K filed with the SEC on July 28, 2022.

(5) "Tangible book value" is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. "Tangible common equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K filed with the SEC on July 28, 2022.

(6) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

Quarterly Financial Results - Excluding PPP Loans, Interest Income, and Fees

(Unaudited)	As of and for the Three Months Ended		As of and for the Six Months Ended	
(Dollars in thousands, except per share amounts)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net interest income	$ 23,435	$ 18,545	$ 44,561	$ 36,592
Adjusted non-interest income (1)	6,872	6,292	14,258	13,487
Operating revenue (1)	30,307	24,837	58,819	50,079
Operating expense (1)	19,685	17,932	38,573	35,383
Pre-tax, pre-provision adjusted earnings (1)	$ 10,622	$ 6,905	20,246	14,696
Net interest margin (2)	3.69 %	3.29 %	3.53 %	3.30 %
Fee income ratio (non-interest income / total revenue)	22.67 %	25.42 %	24.24 %	26.97 %
Efficiency ratio (1)	64.95 %	72.70 %	65.58 %	70.65 %
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.57 %	1.15 %	1.51 %	1.24 %
Period-end loans and leases receivable	$2,281,928	$2,022,839	$2,281,928	$2,022,839
Specialized lending as a percent of total loans and leases	20.76 %	18.67 %	20.76 %	18.67 %
Average loans and leases receivable	$2,261,296	$1,994,188	$2,242,606	$1,967,599
Allowance for loan and lease losses as a percent of total gross loans and leases	1.06 %	1.27 %	1.06 %	1.27 %
Non-performing assets as a percent of total assets	0.21 %	0.42 %	0.21 %	0.42 %

(1) This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K filed with the SEC on July 28, 2022.

(2) Calculation is annualized.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter Ending	Trade Price High	Trade Price Low	Closing Price	Volume
6/30/2022	35.92	30.51	31.19	3,229,429
3/31/2022	34.22	28.97	32.81	1,012,984
12/31/2021	31.89	28.00	29.17	693,571
9/30/2021	29.42	25.70	29.71	1,352,916
6/30/2021	28.61	23.74	27.07	3,332,287

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Mr. Ed Sloane, Jr. by calling (608) 232-5970 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges. Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact: Computershare CIP c/o Computershare Investor Services P.O. Box 30170 College Station, TX 77842-3170 www.computershare.com/investor 1-800-893-4698 (U.S. and Canada) 1-781-575-3120 (Outside U.S. and Canada)